EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-1
(Form Type)

CALLAN JMB INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Shares

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Common Stock, par value $0.001 per share, to be sold by the Registrant (3)	Equity	457	(o)	$6,900,000.00	0.0001531	$1,056.39
	Representative’s Warrants (4)	Equity	457	(g)	-	-	-
Fees to Be Paid	Common Stock underlying Representative’s Warrants (5)	Equity	457	(o)	$414,000.00	0.0001531	$63.38

	Total Offering Amounts				$7,314,000.00		$1,119.77
	Total Fees Previously Paid						$0.00
	Total Fee Offsets						$0.00
	Net Fee Due						$1,119.77

Table 1: Newly Registered and Carry Forward Securities

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”) of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	Includes shares of Common Stock to be sold upon exercise of the underwriters over-allotments option, if any.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)

As estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum offering price of the shares of Common Stock issuable upon exercise of such Representative Warrants is $414,000.00, which is equal to 120% of $345,000.00 (which is 5.0% of the proposed maximum aggregate offering price of $6,900,000.00).